                                                                                        Exhibit 10.2

AMENDED AND RESTATED ESCROW AGREEMENT

THIS AMENDED AND RESTATED ESCROW AGREEMENT (the “Agreement”), is entered into and effective as of December 29, 2006 by and among New World Brands, Inc., a Delaware corporation (the “Company”), P&S Spirit, LLC, a Nevada limited liability company (the “Purchaser”) and Kramer Levin Naftalis & Frankel LLP, with an address at 1177 Avenue of the Americas, New York, NY 10036 (the “Escrow Agent”). Capitalized terms used but not defined herein shall have the meanings set forth in the Subscription Agreement (as defined below).

RECITALS

The Company is a party to that certain Amended and Restated Stock Subscription Agreement of even date herewith (the “Subscription Agreement”), a copy of which is attached hereto as Annex A, pursuant to which the Company has agreed to issue and sell to the Purchaser, and the Purchaser has agreed to purchase (i) 11.160454 shares (the “Tranche A Shares”) of Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”) on the date hereof, (ii) upon the satisfaction of certain conditions set forth in the Subscription Agreement, an additional 3.720151 shares of Series A Preferred Stock (the “Tranche B-1 Shares”) convertible into shares (the “Tranche B-1 Common Shares”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”), at the Tranche B-1 Closing, and (iii) upon the satisfaction of certain conditions set forth in the Subscription Agreement, an additional 3.720151 shares of Series A Preferred Stock (the “Tranche B-2 Shares”, convertible into shares of Common Stock, (the “Tranche B-2 Common Shares”), and, together with the Tranche B-1 Shares and, to the extent issued hereunder, the Tranche B-1 Common Shares and/or the Tranche B-2 Common Shares, the “Escrow Shares”) at the Tranche B-2 Closing. The Tranche B-1 Closing and Tranche B-2 Closing are each referred to herein as a “Closing”.

In connection with the execution and delivery of the Stock Subscription Agreement dated as of December 29, 2009, which agreement is being amended and restated in its entirety by the Subscription Agreement referenced in the preceding Recital, the parties entered into an Escrow Agreement dated December 29, 2006 (the “Original Escrow Agreement”). In connection with the execution and delivery of the Subscription Agreement and the consummation of the transactions contemplated thereby, the parties now desire to amend and restate the Original Escrow Agreement in its entirety, as provided herein.

The Company and the Purchaser desire that the Escrow Agent hold the Escrow Shares as required by the Subscription Agreement in escrow until each Closing has occurred, or the Escrow Agent has received notice that a Closing will not occur, and the Escrow Agent has received a copy of the signed written instructions from the Company and the Purchaser (the “Release Notice”).

NOW, THEREFORE, in consideration of the covenants and mutual promises contained herein and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged and intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1
TERMS OF THE ESCROW

1.1. Designation of Escrow Agent. The Escrow Agent is hereby appointed escrow agent to hold and dispose of the Escrow Shares provided for herein, in accordance with the terms and conditions set forth in this Agreement, and the Escrow Agent accepts such designation and agrees to hold and dispose of such Escrow Shares in accordance with the provisions of this Agreement. Contemporaneously with the execution of this Agreement, the Company has deposited with the Escrow Agent a stock certificate representing the Tranche B-1 Shares and a stock certificate representing the Tranche B-2 Shares, together with an undated, signed assignment in blank for each certificate deposited. The Escrow Agent hereby acknowledges receipt of the Escrow Shares.

1.2. Automatic Conversion of Series A Preferred Stock. In the event, prior to the Tranche B-1 Closing or the Tranche B-2 Closing, the Company files a certificate of amendment to its certificate of incorporation and as a result thereof, the Series A Preferred Stock is automatically converted into shares of Common Stock of the Company (the “Conversion Event”): (a) the Company, if the Conversion Event occurs before the Tranche B-1 Closing, shall cause to be delivered to the Escrow Agent stock certificates representing the Tranche B-1 Common Shares and the Tranche B-2 Common Shares, and the Escrow Agent shall, upon receipt thereof, return to the Company the stock certificates representing the Tranche B-1 Shares and the Tranche B-2 Shares, which certificates will be cancelled by the Company upon receipt; and (b) the Company, if the Conversion Event occurs before the Tranche B-2 Closing, shall cause to be delivered to the Escrow Agent a stock certificate representing the Tranche B-2 Common Shares, and the Escrow Agent shall, upon receipt thereof, return to the Company the stock certificate representing the Tranche B-2 Shares, which certificate will be cancelled by the Company upon receipt.

1.3. Disbursement Procedures.

(a) Tranche B-1 Closing. In the event of the Tranche B-1 Closing Condition and the other conditions required to consummate the purchase and sale of the Tranche B-1 Shares at the Tranche B-1 Closing have been satisfied and upon receipt by the Company of the Tranche B-1 Purchase Price, the Company shall deliver to the Escrow Agent (with a copy to the Purchaser), a written notice (a “Release Notice”), instructing the Escrow Agent to release the certificate representing the Tranche B-1 Shares, or the Tranche B-1 Common Shares, if applicable, to the Purchaser.

(b) Tranche B-2 Closing. In the event of the Tranche B-2 Closing Condition and the other conditions required to consummate the purchase and sale of the Tranche B-2 Shares at the Tranche B-2 Closing have been satisfied and upon receipt by the Company of the Tranche B-2 Purchase Price, the Company shall deliver to the Escrow Agent (with a copy to the Purchaser), a Release Notice instructing the Escrow Agent to release the certificate representing the Tranche B-2 Shares, or the Tranche B-2 Common Shares, if applicable, to the Purchaser; provided that in the event the Tranche B-1 Closing Condition was not achieved but the Tranche B-2 Closing Condition and the other conditions required to consummate the purchase and sale of the Tranche B-2 Shares at the Tranche B-2 Closing have been satisfied and upon receipt by the

Company of the Aggregate Tranche B Purchase Price, the Company shall deliver to the Escrow Agent (with a copy to the Purchaser), a Release Notice instructing the Escrow Agent to release the certificates representing the Tranche B-1 Shares and the Tranche B-2 Shares, or the Aggregate Tranche B Common Shares, if applicable, to the Purchaser.

(c) Termination Date. If the Tranche B-1 Closing and/or the Tranche B-2 Closing have not occurred, or if the purchase option pursuant to Section 1(e) of the Subscription Agreement has not been exercised, at the time(s) and manner required by the Subscription Agreement, except to the extent (and for the period of time) delayed by a breach thereof by the Company, the Escrow Agent shall return to the Company for cancellation any and all Escrow Shares then held by the Escrow Agent. Upon distribution of all the Escrow Shares pursuant to this Section 1.3, this Agreement and the escrow created hereunder shall terminate.

1.4. General Terms and Standards Regarding the Escrow Agent.    Notwithstanding any terms of this Agreement to the contrary, each term of this Agreement, including without limitation each of the stated duties and responsibilities of the Escrow Agent set forth herein, shall be subject to the following terms and conditions:

(a) The duties, responsibilities and obligations of the Escrow Agent shall be limited to those expressly set forth in this Agreement (and the duty to exercise reasonable care in the physical safekeeping of the Escrow Shares held in escrow hereunder), and no implied duties, responsibilities or obligations shall be read into this Agreement against the Escrow Agent.

(b) The Escrow Agent shall not be subject to, bound by, charged with notice of or be required to comply with or interpret any agreement or document (including without limitation the Subscription Agreement) between or among the interested parties (whether or not reference to any such other agreement or documents is expressed herein) other than this Agreement.

(c) The Escrow Agent shall in no instance be under any duty to give the Escrow Shares held by it hereunder any greater degree of care than it gives its own similar property.

(d) The Escrow Agent may rely upon, and shall be protected in acting or refraining from acting upon, any written notice, instruction, statement, request, waiver, order, judgment, certification, consent, receipt or other paper or document furnished to it (not only as to genuineness, but also as to its due execution and validity, the genuineness of signatures appearing thereon and as to the truth and accuracy of any information therein contained), which it in good faith believes to be genuine and signed or presented by the proper person.

(e) Neither the Escrow Agent nor any of its partners, managers, directors, officers or employees, or any of its or their respective affiliates, shall be liable to anyone for any error of judgment, or for any act done or step taken or omitted to be taken by it or any of its directors, officers or employees, or for any mistake of fact or law, or for anything which it, or any of its directors, officers or employees, may do or refrain from doing in connection with or in the administration of this Agreement, unless and except to the extent the same constitutes gross negligence or willful misconduct on the part of the Escrow Agent.

(f) The Escrow Agent shall not be deemed to have notice of any fact, claim or demand with respect hereto unless actually known by an officer charged with responsibility for administering this Agreement or unless in writing received by the Escrow Agent and making specific reference to this Agreement.

(g) No provision of this Agreement shall require the Escrow Agent to expend or risk its own funds, or to take any legal or other action hereunder which might in its judgment involve it in, or require it to incur in connection with the performance of its duties hereunder, any expense or any financial liability unless it shall be furnished with indemnification acceptable to it.

(h) Nothing in this Agreement shall obligate the Escrow Agent to qualify to do business or act in any jurisdiction in which it is not presently qualified to do business, or be deemed to impose upon the Escrow Agent the duties of a trustee. The duties of the Escrow Agent under this Agreement are strictly ministerial in nature.

(i) In no event shall the Escrow Agent have any liability for any failure or inability of any of the interested parties to perform or observe his or its duties under the Agreement, or by reason of a breach of this Agreement by either of the interested parties. In no event shall the Escrow Agent be obligated to take any action against any of the interested parties to compel performance hereunder.

(j) The Escrow Agent shall in no instance be obligated to commence, prosecute or defend any legal proceedings in connection herewith. The Escrow Agent shall be authorized and entitled, however, in any instance to commence, prosecute or defend any legal proceedings in connection herewith, including without limitation any proceeding it may deem necessary to resolve any matter or dispute, to obtain a necessary declaration of rights, or to appoint a successor upon resignation.

(k) Whenever the terms hereof call for any notice or other action on a day which is not a business day, such action may be taken, or such notice given, as the case may be, on the next succeeding business day. As used herein, “business day” shall mean any day other than a Saturday or Sunday, or any other day on which the Escrow Agent is closed for business.

(l) In the event of any ambiguity or uncertainty under this Agreement, or in any notice, instruction, or other communication received by the Escrow Agent hereunder, the Escrow Agent may, in its reasonable discretion, refrain from taking action, and may retain the Escrow Shares, until and unless it receives written instruction signed by all interested parties, or a decision by a court of competent jurisdiction which eliminates such uncertainty or ambiguity.

(m) If at any time the Escrow Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial administrative process which in any way relates to or affects the Escrow Shares (including but not limited to orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the Escrow Shares), the Escrow Agent is authorized to comply therewith in any manner as it or its legal counsel reasonably deems appropriate; and if the Escrow Agent complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, the Escrow Agent shall not be liable to any of the parties hereto or to any other person or entity notwithstanding that though such order, judgment, decree, writ or process may be subsequently modified, annulled, set aside, vacated, found to have been without proper jurisdiction, or otherwise determined to have been without legal force or effect.

(n) The Escrow Agent shall have no liability for the actions or omissions of the Escrow Agent or any transfer agent, book-entry depository, nominee, correspondent, subagent or subcustodian, except to the extent that such action or omission of any transfer agent, book-entry depository, nominee, correspondent, subagent or subcustodian was caused by the Escrow Agent’s own gross negligence, bad faith or willful misconduct.

(o) The parties understand that the Escrow Shares are not subject to an effective registration statement at the time of this Agreement, and that the Escrow Agent shall not be responsible for fluctuations in the market in connection with any transfer of the shares

ARTICLE 2
MISCELLANEOUS

2.1. Voting of Escrow Shares and Other Rights.    All voting rights with respect to Escrow Shares, until returned to the Company pursuant to this Agreement, shall be exercised by the Escrow Agent solely upon the instruction of the Purchaser, and the Escrow Agent shall from time to time execute and deliver proxies, consents or other documents as instructed by the Company and as necessary to enable the Company to exercise such rights. In the absence of any instructions from the Company with respect to the voting of the Escrow Shares, the Escrow Agent shall not vote any of the Escrow Shares.

2.2. Successor Escrow Agent. In the event the Escrow Agent becomes unavailable or unwilling to continue in its capacity herewith, the Escrow Agent may resign and be discharged from its duties or obligations hereunder by delivering a resignation to the parties, not less than 10 days prior to the date when such resignation shall take effect. The Company may appoint a successor Escrow Agent with the consent of the Purchaser, which shall not be unreasonably withheld, delayed or conditioned. If, within such notice period, the Company provides to the Escrow Agent written instructions with respect to the appointment of a successor Escrow Agent and directions for the transfer of any Escrow Shares then held by the Escrow Agent to such successor, the Escrow Agent shall act in accordance with such instructions and promptly transfer such Escrow Shares to such designated successor. If no successor is so appointed, the Escrow Agent may apply to a court of competent jurisdiction for such appointment.

2.3. Waivers. No waiver or any breach of any covenant or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision herein contained. No extension of time for performance of any obligation or act shall be deemed an extension of the time for performance of any other obligation or act.

2.4. Notice. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, on the first business day following the date of transmittal of services via telecopy to the party to whom notice is to be given, or on the fifth day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, or by an internationally recognized courier service, and properly addressed as follows (or at such other address for a party as shall be specified by like notice:

To the Company:	New World Brands, Inc.
340 West 5th Avenue
Eugene, OR 97401
Attn: Ian T. Richardson
Fax: (541) 683-4009

With a copy to:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, NY 10036
Attn: Scott S. Rosenblum, Esq.
Fax: (212) 715-8000

To the Purchaser:	P&S Spirit, LLC
2019 SW 20th Street, Suite 108
Ft. Lauderdale, FL 33315
Attn: Dr. Selvin Passen
Fax: (410) 327-9656

With a copy to:

Adelberg, Rudow, Dorf & Hendler, LLC
7 Saint Paul Street, Suite 600
Baltimore, Maryland 21202
Attn: David B. Rudow, P.A. Fax: (410) 539-5834

To the Escrow Agent:	Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, NY 10036
Attn: Scott S. Rosenblum, Esq.
Fax: (212) 715-8000

Notwithstanding anything herein to the contrary, any party may give any notice, request, demand, claim or other communication hereunder by personal delivery or telecopy, but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth. Copies of any notice, request, demand, claim or other communication hereunder by personal delivery or telecopy given to the Escrow Agent by either party, shall be delivered to the other party as soon thereafter as practicable.

2.5 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the permitted successors and permitted assigns of the parties hereto.

2.6 Entire Agreement. Except for the provisions of the Subscription Agreement referenced herein, this Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements or understandings, written or oral, between the parties with respect to the subject matter hereof, including, without limitation, the Original Agreement.

2.7 Amendments. This Agreement may be amended only with the written consent of each party hereto.

2.8 Construction. Whenever required by the context of this Agreement, the singular shall include the plural and masculine shall include the feminine. This Agreement shall not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared the same. Unless otherwise indicated, all references to Articles are to this Agreement.

2.9 Governing Law. The parties hereto expressly agree that this Agreement, and any disputes arising hereunder, shall be governed by, interpreted under and construed and enforced in accordance with the laws of the State of New York, without regard to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. Any action to enforce, arising out of, or relating in any way to, any provisions of this Agreement shall only be brought in a state or Federal court sitting in New York City, Borough of Manhattan.

2.10 Fees and Expenses. The Company and the Purchaser shall equally be responsible for any reasonable fees and expenses incurred by the Escrow Agent in connection with performing its duties pursuant to this Agreement.2.11 Indemnity. The Company and the Purchaser agree, jointly and severally, to indemnify and hold harmless the Escrow Agent and its partners, employees, agents and representatives, and its and their respective affiliates, from and against any and all losses, claims, liabilities, costs or expenses (including attorney’s fees) in any way arising from or relating to (i) the execution or performance of the Escrow Agent of its duties hereunder other than any such loss, claim, liability, cost or expense to the extent the same shall have been determined by final, unappealable judgment of a court of competent jurisdiction to have resulted directly as a result of the gross negligence or willful misconduct of the Escrow Agent; or (ii) the Escrow Agent’s following any joint instructions or other directions from both Purchaser and the Company, or any notice given pursuant to Section 1.3, any other party hereunder, to the extent so permitted hereunder. The parties hereto acknowledge that the foregoing indemnities shall survive the resignation or removal of the Escrow Agent or the termination of this Agreement. The parties hereby grant the Escrow Agent a lien on, right of set-off against and security interest in the Escrow Shares for the payment of any claim for indemnification, compensation, expenses and amounts due hereunder, which remedy shall not be exclusive of any other remedy available to the Escrow Agent, whether at law, in equity or otherwise.

2.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.

2.13 Conflicts. The parties acknowledge and consent that the Escrow Agent has acted as counsel to the Company in connection with this Agreement, the Subscription Agreement and other matters, and that in the event of any dispute with respect to this Agreement, the Escrow Agent shall be entitled to continue to act as counsel to the Company including, without limitation, with respect to any dispute arising under or related to the Subscription Agreement or this Agreement or any of the transactions contemplated thereby or hereby or under any of the instruments or agreements executed or delivered in connection therewith or herewith, regardless of any conflicts which this may present with respect to its acting as the Escrow Agent.

[SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE TO ESCROW AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first set forth above.

NEW WORLD BRANDS, INC.

By: /s/ M. David Kamrat
Name: M. David Kamrat
Title: CEO

KRAMER LEVIN NAFTALIS & FRANKEL LLP, solely in its capacity as Escrow Agent

By:______________________________
Name:____________________________
Title:_____________________________

P&S SPIRIT, LLC

By: /s/ Selvin Passen, M.D.
Name: Selvin Passen, M.D.
Title: Manager